Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

among

TCO, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

February 5, 2021

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of TCO, LLC, a Delaware limited liability company (the “Company”), is entered into as of February 5, 2021 by and among the Company, iMedia Brands, Inc., a Minnesota corporation (the “Majority Member”) and LAKR Ecomm Group LLC, a Delaware limited liability company (the “Minority Member”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on February 2, 2021 (the “Certificate of Formation”) for the purposes set forth in Section 2.05 of this Agreement;

WHEREAS, pursuant to a Contribution Agreement, dated as of the date hereof, by and between the Majority Member and the Company (the “Majority Member Contribution Agreement”), the Majority Member has contributed to the Company certain assets in exchange for Membership Interests in the Company and, immediately following such contribution owns a 51% Membership Interest in the Company;

WHEREAS, pursuant to a Contribution and Assumption Agreement, dated as of the date hereof, by and between the Minority Member and the Company (the “Minority Member Contribution Agreement” and together with the Majority Member Contribution Agreement, the “Contribution Agreements”), the Minority Member has contributed to the Company certain assets in exchange for Membership Interests in the Company and, immediately following such contribution owns a 49% Membership Interest in the Company; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01      Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)            crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)            debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate” does not, when used with respect to a Member, include the Company.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member's assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Board” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)       the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)       immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)       the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:

(i)            the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)          the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest;

(iii)            the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)          in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member.

(d)          the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)          if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.10(a).

“Business” has the meaning set forth in Section 2.05.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close; provided, that for purposes of this definition, the closure of any bank location relating to any “shelter in place,” non-essential-business or similar direction or recommendation of any Governmental Authority shall not be deemed as “authorized or required to close” so long as such commercial bank’s electronic funds transfer system (including wire transfer) is operative and available for use by customers on such day. For the avoidance of doubt, “authorized or required to close” shall not include any temporary closure due to orders of Governmental Authorities with respect to the COVID-19 pandemic if such electronic funds transfer system is operative as set forth in this definition.

“Call Closing” has the meaning set forth in Section 9.03(c).

“Call Closing Date” has the meaning set forth in Section 9.03(c).

“Call Option” has the meaning set forth in Section 9.03(a).

“Call Window” has the meaning set forth in Section 9.03(b).

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairperson” has the meaning set forth in Section 7.02(b) and Error! Reference source not found.such Chairperson shall be granted such rights and privileges as set forth herein, including, without limitation, such additional voting rights as set forth in Section 7.05.

“Change of Control” means, with respect to a Member:

(a)            any Person or group of Persons acting in concert acquires or agrees to acquire, directly or indirectly, that percentage of the ownership interests of such Member or Person directly or indirectly controlling such Member (each, a “Target”) that provides or will provide the acquirer with a sufficient number of the Target's ownership interests having general voting rights to elect a majority of its directors or corresponding governing body;

(b)            any merger, consolidation or similar business combination of such Target into or with another Person as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or

(c)            any other transaction, including the sale by such Target of new equity interests or a transfer of existing equity interests of such Target, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of equity interests of such Target representing a majority of such Target's voting power or (ii) a majority of the assets of such Target.

“Change of Control Notice” has the meaning set forth in Section 10.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contribution Agreements” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Managers; provided, that if the Managers are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of fifteen (15) days), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by unanimous agreement of the Managers or, if the Managers are unable to agree on a firm within a 15 day period, PriceWaterhouseCoopers LLP. The determination of such firm shall be final, conclusive and binding and the fees and expenses of such valuation firm shall be borne by the Company.

“Fiscal Year” means the twelve month period beginning February 1 and ending January 31 of each year.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Majority Member.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any stock exchange or other self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Initial Budget” has the meaning set forth in Section 7.10(a).

“Initial Members” means the Majority Member and the Minority Member.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Majority Member” has the meaning set forth in the preamble.

“Majority Member Contribution Agreement” has the meaning set forth in the preamble.

“Majority Member Manager” has the meaning set forth in Section 7.02(a)(i).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(d).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member's right to (a) its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. Unless otherwise determined by the Board, the Membership Interest of each Member shall be expressed as a Percentage Interest.

“Minority Member” has the meaning set forth in the preamble.

“Minority Member Contribution Agreement” has the meaning set forth in the preamble.

“Minority Member Manager” has the meaning set forth in Section 7.02(a)(ii).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)            any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)          any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)         if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)            to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.08.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member's name on Schedule A hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member's Membership Interest). The Percentage Interests shall at all times aggregate to 100%.

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or Manager, or any Affiliate of a Member or Manager, including any sale, lease, transfer or other disposition of any property or assets, any service agreement or arrangement, any employment or other agreement involving compensation, or any loan, advance or guaranty to, with or for any of their benefit.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(a).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” has the meaning set forth in Section 7.05(d).

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(a).

“Term” has the meaning set forth in Section 2.06.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person; provided that none of an issuance, disposition, redemption or repurchase of any interests in the ultimate parent entity of a Member shall be deemed to be a Transfer of a Membership Interest, including by means of a disposition of interests in a Member or in a Person that directly or indirectly holds any interests in a Member. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transferring Member” has the meaning set forth in Section 9.02.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.02(a).

Section 1.02      Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01      Formation.

(a)            The Company was formed on February 2, 2021, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b)         This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02      Name. The name of the Company is TCO, LLC or such other name or names as may be designated by the Board; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Board shall give prompt notice to the Members of any change to the name of the Company.

Section 2.03      Principal Office. The principal office of the Company is located at 6740 Shady Oak Road, Eden Prairie, Minnesota or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04      Registered Office; Registered Agent.

(a)            The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)            The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05      Purpose; Powers.

(a)          The purposes of the Company are to engage in (i) the operation of thecloseout.com, a multi-channel “off price” online site that offers consumers exclusive and name brand products and services at deep discounts within well-defined niche verticals via multiple consumer sales channels (the “Business”) and (ii) any and all lawful activities necessary or incidental thereto.

(b)          The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06      Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07      No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in Section 11.03.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01      Initial Capital Contributions.

(a)          In connection with the transactions contemplated by the Contribution Agreements, contemporaneously with the execution of this Agreement, the Majority Member and the Minority Member have made capital contributions as contemplated in the Contribution Agreements and set forth on Schedule A hereto.

(b)          The Board shall update Schedule A hereto upon the issuance or Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement or as otherwise required by the terms hereof.

Section 3.02      Additional Capital Contributions.  No Member shall be required to make any additional Capital Contributions to the Company. However, if the Members mutually agree that additional capital contributions are to be contributed to the Company, the Members will negotiate in good faith at that time to determine the amounts of such contributions and the related valuations and dilutive effects of such contributions, including any change in the Percentage Interests.

Section 3.03      Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)            Each Member's Capital Account shall be increased by the amount of:

(i)            such Member's Capital Contributions, including such Member's initial Capital Contribution and any Additional Capital Contributions;

(ii)            any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii)            any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)         Each Member's Capital Account shall be decreased by:

(i)         the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii)              the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii)           the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04      Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XII in respect of such Membership Interest.

Section 3.05      Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06      No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07      Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account.

Section 3.08      Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV
Members

Section 4.01      Admission of New Members.

(a)        New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company in accordance with this Agreement, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)         In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking. Upon the amendment of Schedule A hereto by the Board and the satisfaction of any other applicable conditions, including the receipt by the Company of any payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

(c)          Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Sections 9.03 or 9.04, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated.

Section 4.02      No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company (or any Subsidiary of the Company, if applicable) or other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03      No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04      No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05      Certification of Membership Interests.

(a)         The Board may, but shall not be required to, issue certificates representing the Membership Interests held by the Members.

(b)        If the Board issues certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE V
Allocations

Section 5.01      Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02          Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d)          In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)          The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations under paragraph (d) above shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03          Tax Allocations.

(a)            Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) using the traditional method with curative allocations, with curative allocations for depreciation and amortization limited to other items of depreciation and amortization.

(c)            If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04          Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

Section 6.01          General.

(a)            Distributions of available cash shall be made to the Members when and in such amounts as determined by the Board. Any such distributions shall be distributed to the Members pro rata in accordance with their respective Percentage Interests. The Company shall use commercially reasonable efforts to make quarterly distributions in cash to Members (in accordance with their Percentage Interests) such that each Member receives an amount for each quarter, when added to amounts previously distributed, that is at least equal to 28% of the estimated taxable income allocated to the Member from formation through the end of the quarter.

(b)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate § 18-607 of the Delaware Act.

Section 6.02          Tax Withholding; Withholding Advances.

(a)            Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)          The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(a) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)          Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not withheld from a distribution to that Member within 30 days shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus 2.0% per annum (the “Company Interest Rate”):

(i)          be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)            with the consent of the Board (not including, for purposes of such vote any Managers appointed by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)            Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest and penalties, if any, that may be incurred by the Company by reason of the Company's failure to deduct and withhold sufficient tax on amounts distributable or allocable to such Member or by reason of an adjustment to an amount of income, gain, loss, deduction or credit allocable to such Member (including, but not limited to, any amount payable by the Company pursuant to an adjustment under Code Section 6225). The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) shall survive the withdrawal of such Member from the Company or Transfer of such Member’s Units and the termination, dissolution, liquidation and winding up of the Company. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)            Neither the Company, nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03          Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as set out in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Members.

ARTICLE VIIManagement

Section 7.01          Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as provided in this Agreement, no Manager, acting in his or her capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.

Section 7.02          Board Composition.

(a)            The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times 5. The Board shall be comprised as follows and votes shall be allocated as set forth in Section 7.05(b):

(i)            2 individuals designated by the Majority Member (each a “Majority Member Manager”), who shall initially be Tim Peterman and Landel Hobbs; and

(ii)            3 individuals designated by the Minority Member (each, a “Minority Member Manager”), who shall initially be Eyal Lalo, Fausto Trevisan and Mauricio Krantzberg.

(b)            One Majority Member Manager shall be designated by the Majority Member to serve as the Chairperson of the Board (the “Chairperson”). The Chairperson shall be entitled to such additional rights and privileges as set forth in this Agreement including, without limitation, the following:

(i)            The Chairperson must be present in person or by proxy in order to constitute a quorum of the Board on all matters submitted to the Board, and his or her vote shall be required on any matter taken by written consent of the Board in lieu of a meeting.

(ii)            Any expenditure of the Company in excess of $150,000 shall require the prior approval of the Chairperson

(c)            For the avoidance of doubt, the Chairperson shall initially be Tim Peterman.

Section 7.03          Removal; Resignation; Vacancies.

(a)            Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).

(b)            A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board's or Company's acceptance of a resignation shall not be necessary to make it effective.

(c)            Any vacancy on the Board resulting from the resignation, removal, death or disability of a Manager appointed by a Member shall be filled by the Member that appointed such Manager, with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member and the Chairperson.

(d)            The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e)            Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors or other governing body of any Subsidiary consists of the Managers that are duly appointed in accordance with such sections.

Section 7.04          Meetings.

(a)            Regular meetings of the Board shall be held when and as determined by the Board at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b)            The decisions and resolutions of the Board shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent.

Section 7.05          Quorum; Manner of Acting; Supermajority Approval.

(a)            The presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers serving on the Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, in order to constitute a quorum, the Chairperson must be present in person or by proxy as set forth in Section 7.02(b). If such quorum shall not be present at any meeting of the Board, the Managers present shall adjourn the meeting and promptly give notice to the Managers of when it shall be reconvened. Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(c).

(b)            Each Majority Member Manager shall have two (2) votes on all matters submitted to the Board and each Minority Member Manager shall have one (1) vote on all matters submitted to the Board. Except as otherwise set forth in this Agreement (including Section 7.05(d)), the affirmative vote of a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(c)            Each Manager may authorize another individual to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.

(d)            Notwithstanding anything herein to the contrary, for so long as the Percentage Interest of the Minority Member is at least equal to 20% the Company shall not, and shall not enter into any commitment to (and the Board shall not authorize the Company to), do any of the following without the unanimous consent of the Board (“Supermajority Approval”):

(i)            amend, modify or waive the Certificate of Formation or this Agreement (other than any amendment to Schedule A hereto that are necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement);

(ii)          issue or redeem any Membership Interest or admit additional Members to the Company (other than as provided in Section 9.02);

(iii)            authorize any distribution other than as required by Section 6.01(a);

(iv)            make any loan, advance, capital contribution or other investment in or to any Person, other than in the ordinary course of business;

(v)           enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business;

(vi)           enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets having a value in excess of $100,000, other than in the ordinary course of business;

(vii)            approve any merger, consolidation or combination of the Company with or into any other Person;

(viii)          establish a Subsidiary or enter into any joint venture or similar business arrangement;

(ix)            make any changes in the accounting methods or policies of the Company (other than as required by GAAP); or

(x)            enter into, amend in any material respect, waive, supplement or terminate any Related-Party Agreement.

Section 7.06      Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07      Compensation; No Employment.

(a)            Each Manager shall serve without compensation in his or her capacity as such. Each Manager shall be entitled to reimbursement from the Company for his or her reasonable and necessary out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

(b)            This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

Section 7.08      Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

Section 7.09      No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager will be obligated personally for any debt, obligation or liability of the Company or any Subsidiary thereof, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 7.10          Budget.

(a)            The 2021 budget for the Company through the Fiscal Year ending January 31, 2022 (the “2021 Budget”) will be approved by the Board on or before March 31, 2021. The Board shall operate the Company in accordance with the Initial Budget, as it may be updated, modified or replaced in accordance with Error! Reference source not found. (the “Budget”).

(b)          At least 60 days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending January 31, 2023, the Company shall prepare and submit to the Board proposed budgets for each upcoming Fiscal Year and shall operate in accordance with the then-existing Budget until a revised Budget is approved by the Board.

Section 7.11          Other Activities; Business Opportunities.  Except as set forth in Error! Reference source not found., nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. None of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

ARTICLE VIII
Exculpation and Indemnification

Section 8.01          Exculpation of Covered Persons.

(a)            As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b)            No Covered Person shall be liable to the Company or any Member or any Affiliate of a Member for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage or claim is incurred or imposed, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a breach or violation by such Covered Person of any of such Covered Person's or his, her or its Affiliates’ agreements contained herein.

(c)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02          Liabilities and Duties of Covered Persons.

(a)          This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)          Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person's own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member's Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03          Indemnification.

(a)          To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)            any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any Subsidiary of the Company in connection with the Business of the Company; or

(ii)           such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person's authority conferred on him, her or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct or a breach or violation by such Covered Person of any of such Covered Person's or his, her or its Affiliates’ agreements contained herein, in each case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct or a breach or violation by such Covered Person of any of such Covered Person's or his, her or its Affiliates’ agreements contained herein.

(b)            To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by a Covered Person in connection with defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 8.03(a) shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Company (i) written affirmation of such Covered Person's good faith belief that he, she or it has met the standard of conduct necessary for indemnification for such Losses under Section 8.03(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that such Covered Person is not entitled to such indemnification.

(c)            The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)            To the extent reasonably practicable, the Majority Member shall provide the Majority Member Manager with D&O liability insurance under its existing policy, and the Minority Member shall provide the Minority Member Managers with D&O liability insurance under its or its Affiliate’s existing policy. In addition, to the extent available on commercially reasonable terms, the Company may, at the sole option of the Majority Member, purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members and Managers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)             Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)            If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)            The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

Section 8.04          Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
Transfer

Section 9.01          Restrictions on Transfer.

(a)            Except as otherwise provided in this ARTICLE IX, no Member shall Transfer all or any portion of its Membership Interest without Supermajority Approval. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).

(b)          Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i)          except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)         if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)            if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Delaware Act;

(iv)            if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)             if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi)            if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)            Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(d)           For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02          Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member (a “Transferring Member”) of all of its Membership Interest to an Affiliate of such Transferring Member that is wholly-owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that (a) such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Transferring Member's obligations under this Agreement and (b) if at any time such Transferee ceases to be an Affiliate of such Transferring Member that is wholly-owned, directly or indirectly, by the ultimate parent of such Transferring Member, the Company, such Transferring Member and such Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either (in the sole discretion of such Transferring Member) such Transferring Member or any wholly-owned Affiliate of such Transferring Member.

(a)            Call Option. Beginning on February 5, 2026 and recurring every 12 months thereafter, the Majority Member shall have the right, but not the obligation, to negotiate in good faith with the Minority Member to acquire all or a portion of the Membership Interest of the Minority Member (the “Call Option”).

(b)            Each such Call Option will last for 60 days (the “Call Window”). The parties agree that the Fair Market Value of the Company during any Call Window shall, for purposes of the Call Option, be based on the following tiered valuation structure (measured as of the most recent quarter end preceding the date of the Call Window). For the avoidance of doubt, any television retailing wholesales revenue and profit earned by the Company shall be included in the EBITDA calculation for purposes of calculations under this Section 9.03.

$ in Millions

Financial Benchmarks			Call Option Valuation Formula
TTM Net Sales		EBITDA Margin	(whichever is higher)
Greater Than	Less Than	Minimum	Net Sales		EBITDA
-	$20	5%	1.0	x	6.0	x
$20	$30	5%	1.0	x	8.0	x
$30	$40	5%	1.0	x	9.0	x
$40	$50	5%	1.0	x	10.0	x
$50	$60	5%	1.0	x	12.0	x
$60		5%	1.0	x	14.0	x

(c)            The Minority Member shall, at the closing of such sale (“Call Closing”), represent and warrant to the Majority Member that (i) the Minority Member has full right, title and interest in and to such Membership Interest, (ii) the Minority Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 9.03, and (iii) such Membership Interest is free and clear of any Encumbrance other than those arising as a result of or under the terms of this Agreement. Subject to Section 9.03(d), the Call Closing shall take place no later than 75 days following the Majority Member’s notice to the Minority Member to exercise the Call Option (the “Call Closing Date”).

(d)          At the Call Closing, the Majority Member shall deliver to the Minority Member in cash or by wire transfer of immediately available funds the consideration for the Call Option calculated in accordance with Section 9.02(b). At the Call Closing, the Minority Member shall deliver to the Majority Member (i) a certificate or certificates (if any) representing the Membership Interest to be sold, accompanied by an assignment of the certificate to the Majority Member or its assignee pursuant to this ARTICLE IX; (ii) the resignation of each of the Managers the Minority Member appointed to the Board; and (iii) a certificate meeting the requirements of the applicable IRS guidance that the Minority Member is not a foreign person within the meaning of Code Section 1446(f) and Code Section 1445 and establishing that no withholding is required under those Sections.

(e)          Without limitation of the other provisions of this Section 9.03, each Member agrees to cooperate and take, and to cause its Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Minority Member's Membership Interest by the Majority Member pursuant to this Section 9.03.

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01          Confidentiality.

(a)            Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treat as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company's business or the monitoring of its investment in the Company) at any time, including use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)            Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any Governmental Authority; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this; (v) to the other Member or its Affiliates; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of the Membership Interest of such Member in accordance with this Agreement, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and the other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.

(c)            The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d)            The obligations of each Member under this Section 10.01 shall survive for so long as such Member or its Permitted Transferee remains a Member, and thereafter for 5 years following the earlier of (i) the termination, dissolution, liquidation and winding up of the Company and (ii) such Member's or its Permitted Transferee’s Transfer of its Membership Interest.

Section 10.02          Change of Control Notice. In the event of a Change of Control of a Member, such Member shall promptly, but not later than 3 Business Days following such Change of Control, notify the other Member in writing thereof (a “Change of Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Member.

ARTICLE XI
Accounting; Tax Matters

Section 11.01         Financial Statements. The Company shall furnish to each Member the following reports:

(a)            As soon as available, and in any event within 75 days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board in accordance with Section 7.05(d)(ix), certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

(b)            As soon as available, and in any event within 30 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c)            As soon as available, and in any event within 30 days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02        Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s properties; (ii) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company provides or makes available any report or written analysis to or for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03        Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04        Tax Matters Representative.

(a)            The Members hereby appoint the Majority Member as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(2) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”). The Tax Matters Representative shall resign if it is no longer a Member. In the event of the resignation of the Tax Matters Representative, the Minority Member shall select a replacement. Any person appointed as the Designated Individual shall be subject to the requirements and obligations of the Tax Matters Representative for purposes of this Section 11.04.

(b)            The Tax Matters Representative is authorized and required to represent the Company in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Minority Member in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Minority Member reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Minority Member, the Tax Matters Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

(c)            To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the Revised Partnership Audit Rules pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within 45 days of any notice of final partnership adjustment, unless the Members otherwise agree in writing, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d)            Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e)            The Company will make an election under Code Section 754, if requested in writing by a Member.

(f)            The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member's Membership Interest.

Section 11.05      Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Partnership Representative shall use commercially reasonable efforts to provide the other Member, for its review and comment, copies of all tax returns at least 30 days prior to the filing thereof. If the other Member shall object to any item on any such tax return, the Partnership Representative shall consider such item in good faith. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year.

Section 11.06        Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01        Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)            The unanimous determination of the Members to dissolve the Company;

(b)            The Bankruptcy of a Member, unless within 30 days after the occurrence of such Bankruptcy, the other Members agree in writing to continue the business of the Company;

(c)            The sale, exchange, involuntary conversion or other disposition or transfer of all or substantially all the assets of the Company; or

(d)            The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 12.02      Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03        Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)            The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, (i) if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or a default by the Majority Member, the Minority Member shall act as Liquidator; or (ii) if the Company is being dissolved pursuant to Section 12.01(b) based on the Bankruptcy or a default by the Minority Member, the Majority Member shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b)            As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)            The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)            first, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)            second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)            third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d)            Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 12.04        Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05        Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member's right to indemnification pursuant to Section 8.03.

Section 12.06        Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
Miscellaneous

Section 13.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02         Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	TCO, LLC
6740 Shady Oak Road Eden Prairie, MN 55344 Attention: Legal Department

with a copy to:	Faegre Drinker Biddle & Reath LLP
220 Wells Fargo Center 90 S. Seventh Street Minneapolis, MN 55402 E-mail: jon.zimmerman@faegredrinker.com Attention: Jon Zimmerman

If to Majority Member:	iMedia Brands, Inc.
6740 Shady Oak Road Eden Prairie, MN 55344 TPeterman@iMediaBrands.com Attention: Chief Executive Officer

with a copy to:	Faegre Drinker Biddle & Reath LLP
220 Wells Fargo Center 90 S. Seventh Street Minneapolis, MN 55402 E-mail: jon.zimmerman@faegredrinker.com Attention: Jon Zimmerman

If to Minority Member:	LAKR ECOMM GROUP LLC
1 Invicta Way (3069 Taft Street) Hollywood, FL 33021 Attention: Manager

with a copy to:	Invicta Media Investments, LLC
1 Invicta Way (3069 Taft Street) Hollywood, FL 33021 E-mail: adrucker@invictawatch.com Attention: Aline Drucker

Section 13.04        Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.05        Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.04 or Error! Reference source not found., upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06        Entire Agreement. This Agreement, together with the Certificate of Formation, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 13.07        Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08        No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09       Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by Members holding at least two thirds of the Percentage Interests. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any new issuance or Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 13.10        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

Section 13.11        Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.12        Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 13.13        Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14        Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15        Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.16        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:
TCO, LLC

By:	/s/ Tim Peterman
Name: Tim Peterman
Title: Manager

The Members:
IMEDIA BRANDS, INC.

By:	/s/ Tim Peterman
Name: Tim Peterman
Title: CEO

LAKR ECOMM GROUP LLC

By:	/s/ Eyal Lalo
Name: Eyal Lalo
Title: Manager

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Percentage Interest	Capital Contributions
iMedia Brands, Inc. 6740 Shady Oak Road, Eden Prairie, Minnesota	51%	Certain assets, including inventory and access to a line of credit, having an aggregate value of $3,570,000
LAKR Ecomm Group LLC 1 Invicta Way (3069 Taft Street) Hollywood, FL 33021	49%	Certain assets, including inventory and cash, having a net aggregate value of $3,430,000
Total:	100%